                            CERTIFICATE OF AMENDMENT

                                       TO

                            CERTIFICATE OF FORMATION

                                       OF

                            eVENT (TRIPLE POINT) LLC

                      Under Section 18-201 of the Delaware
                          Limited Liability Company Act

It is hereby certified that:

1.   The name of the limited liability company  (hereinafter called the "limited liability company") is eVent (Triple Point) LLC.

2.   The certificate of formation of the limited  liability company is hereby by striking  out Article  FIRST  thereof and by  substituting  in lieu of said
     Article the following new Article:

     FIRST.  The name of the limited  liability  company  formed hereby is eVent
     Resources Holdings LLC.

Executed on September 24, 2002.

/s/  Robert M. Davies
---------------------
Name:  Robert M. Davies
Title:  Authorized Person